SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) December 23, 2002

RESONATE INC.

(Exact name of registrant as specified in its charter)

Delaware	000-31139	94-3228496

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

385 Moffet Park Drive, Sunnyvale, California	94089

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (408) 548-5500

(Former name or former address, if changed since last report)

Item 5.    Other Events

On December 23, 2002, Resonate Inc., Rocket Holdings, LLC and Rocket Sub, Inc. entered into an Agreement and Plan of Merger. Subject to the terms and conditions of the Merger Agreement, Rocket Sub will merge with and into Resonate, and Resonate will survive as a wholly-owned subsidiary of Rocket Holdings. Peter Watkins and Richard Hornstein, the Chief Executive Officer/President and Chief Financial Officer, respectively, of Resonate are the sole owners of Rocket Holdings.

Under the terms of the Merger Agreement, Rocket Holdings will acquire all of the outstanding shares (except as otherwise provided in the Merger Agreement) of Resonate common stock for $1.79 in cash per share, and Rocket Holdings will use the company’s cash and cash equivalents on hand at the closing to acquire the shares. The value of the transaction is approximately $49.1 million.

In connection with the merger, Messrs. Watkins and Hornstein each entered into a Support Agreement pursuant to which they agreed to vote in favor of the merger and in favor of any other transaction that the Special Committee of the Resonate Board of Directors recommends in accordance with the provisions of the Merger Agreement or, after the Merger Agreement is terminated in accordance with its terms, until June 1, 2003.

The Merger Agreement and the Support Agreement in the form separately signed by each of Messrs. Hornstein and Watkins are filed as exhibits to this report. The foregoing summary of the Merger Agreement and the Support Agreement and the transactions contemplated thereby (including the merger) is qualified in its entirety by reference to the full text of the exhibits.

Item 7.    Financial Statements and Exhibits

(c)    Exhibits

2.1	Agreement and Plan of Merger dated as of December 23, 2002 by and among Resonate Inc., Rocket Holdings, LLC, and Rocket Sub, Inc.

99.1	Press release dated December 24, 2002.

99.2	Form of Support Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESONATE INC.

/s/ RUSSELL SIEGELMAN
Russell Siegelman Chairman of the Special Committee of the Board of Directors Date: December 26, 2002

Exhibit Index

Exhibit No.

2.1	Agreement and Plan of Merger dated as of December 23, 2002 by and among Resonate Inc., Rocket Holdings, LLC, and Rocket Sub, Inc.

99.1	Press release dated December 24, 2002.

99.2	Form of Support Agreement.